Exhibit 8.1

Table of subsidiaries of Shamir Optical Industry Ltd. ("Shamir")

Name	Jurisdiction	Active/ Not active
Shamir Eyal Ltd.	Israel	Active
Eyal Optics Holdings A.C.S. Ltd.	Israel	Not active
E. S. P. Optics Ltd.	Israel	Not active
Aspect Optics Ltd	Israel	Not active
Shamir Special Optical Products Ltd.	Israel	Active
Shamir Israel Optical Marketing Ltd.	Israel	Active
Shamir USA	USA	Active
Shamir Insight, Inc.	USA	Active
Shamir Optic GmbH	Germany	Active
Inray Ltd.	Israel	Active
Shamir Or Ltd.	Israel	Active
Shamir Nederland B.V.	The Netherlands	Active
Shamir Rx Italia S.r.l.	Italy	Active
Shamir France S.A.R.L.	France	Active
Shamir Optical Espana S.L.	Spain	Active
Shamir Portugal, LDA.	Portugal	Active
Shamir Uk Limited	UK	Active
Cambridge Optical Group Limited	UK	Not active
Altra Optik Sanayi ve Ticaret A.S.	Turkey	Active
Centro Integral Optico S.A. de C.V.	Mexico	Active
Shalens S.A. de C.V.	Mexico	Active
K-T Optic Co., Ltd.	Thailand	Active
Shamirlens (Thailand) Co., Ltd.	Thailand	Active
Shamir Australia (Pty) Ltd.	Australia	Active
Emerald Lens and Coating Technologies (Pty) Limited	South Africa	Active
Optispeed Laboratory (PTY) Ltd.	South Africa	Active
Spherical Optics (Pty) Ltd.	South Africa	Active